Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-3 Registration Statement of Paramount Gold and Silver Corp. of our report dated September 6, 2013 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Paramount Gold and Silver Corp. for the years ended June 30, 2013 and 2012, and for each year in the three-year period ended June 30, 2013 and to the reference to us under the heading “Experts” in the prospectus.

Yours truly,

MNP LLP

Vancouver, Canada March 7, 2014